Exhibit 2

VOTING AGREEMENT

THIS VOTING AGREEMENT, dated as of November 19, 2003 (this “Agreement”), is made by and among Ventas, Inc. a Delaware corporation (“Parent”), and the individuals and entities listed as “Shareholders” on the signature pages hereof (each, a “Shareholder” and, collectively, the “Shareholders”).

W I T N E S S E T H:

WHEREAS, as of the date hereof, each of the Shareholders owns beneficially and of record the number of common shares of beneficial interest, par value $ .01 per share (“Shares”), in Elder Trust, a Maryland real estate investment trust (the “Company”), in each case as set forth opposite such Shareholder’s name on Schedule I hereto;

WHEREAS, concurrently with the execution of this Agreement, Parent, Ventas Sub LLC, a Delaware limited liability company and a wholly owned direct subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended and supplemented after the date hereof in accordance with its terms, the “Merger Agreement”; capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”); and

WHEREAS, as a condition to the willingness of the Company, Parent and Merger Sub to enter into the Merger Agreement, Parent has requested each of the Shareholders to agree, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, such Shareholders are willing to agree, to vote in favor of adopting the Merger Agreement and approving the Merger and the other transactions contemplated by the Merger Agreement, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

Section 1. VOTING OF SHARES.

(a) Until the termination of this Agreement in accordance with the terms hereof, each Shareholder hereby agrees, severally and not jointly, that, at the Company Shareholders Meeting (including any adjournment thereof) or any other meeting of the shareholders of the Company, however called, such Shareholder will (i) appear at the Company Shareholders Meeting or otherwise cause all Shares owned by such Shareholder to be counted as present thereat for purposes of establishing a quorum, (ii) vote all of such Shareholder’s Shares (A) in favor of the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement, and (B) against any action or agreement that is inconsistent with the Merger or would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would reasonably be expected to result in any of the conditions to the Merger Agreement not being fulfilled. Each Shareholder agrees that it will, upon request by the Parent, furnish written confirmation, in form and substance reasonably acceptable to Parent, of such Shareholder’s vote in favor of the Merger Agreement and the Merger. Notwithstanding anything contained herein to the contrary, this Agreement shall not apply to any Shares as to which the Shareholder is a beneficial owner solely because he currently serves in a fiduciary capacity as an officer or director of a corporation with respect to the person or entity that directly owns those shares.

(b) In the event that any Shareholder fails to satisfy its obligations under paragraph (a) above, each Shareholder, severally and not jointly, hereby grants Parent a power of attorney up to and through the termination of this Agreement to execute and deliver a proxy in the form attached hereto as Annex A for and on behalf of such Shareholder.

(c) Notwithstanding the foregoing, nothing in this Agreement shall (i) limit or restrict any Shareholder, or any affiliate thereof, from acting in his capacity as trustee or officer of the Company, to the extent applicable, it being understood that this Agreement shall apply to any such Shareholder solely in his capacity as a Shareholder of the Company and (ii) nothing in this Agreement shall be interpreted as obligating the Shareholders to exercise any options to acquire Shares.

Section 2. TRANSFER OF SHARES. Each Shareholder, severally and not jointly, represents and warrants that it has no present intention of taking action to, prior to the termination of this Agreement, and shall not, directly or indirectly, without the prior written consent of Parent, (a) sell, assign, transfer (including by operation of law), tender or otherwise dispose of any of Shares owned by such Shareholder, (b) deposit any of the Shares owned by such Shareholder into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, transfer (including by operation of law) or other disposition of any Shares owned by such Shareholder, unless (y) such sale, assignment, transfer (including by operation of law) or other disposition of any such Shares is made for tax planning purposes and (z) each Person to which any of such Shares, or any interest in any of such Shares, is sold, assigned, transferred, tendered or otherwise obtained (i) is an immediate family member or an Affiliate of such Shareholder and (ii) shall have executed a counterpart of this Agreement and agreed in writing to hold such Shares (or interest in such Shares) subject to all of the terms and provisions of this Agreement (except to the extent prohibited by applicable law).

Section 3. PURCHASE OF SHARES. Each Shareholder, severally and not jointly, agrees that, if such Shareholder acquires any additional Shares, such additional Shares shall become subject to the terms of this Agreement. Each Shareholder who acquires additional Shares shall promptly notify Parent of such fact.

Section 4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SHAREHOLDER. Each Shareholder, severally and not jointly, hereby represents, warrants and covenants to Parent with respect to itself and its ownership of its Shares as follows:

(a) Shareholder has all legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(b) Shareholder is the beneficial owner of the Shares set forth opposite the name of such Shareholder on Schedule I hereto and will continue to be the beneficial owner of such Shares until the termination of this Agreement. Except as contemplated by this Agreement, the Company Organizational Documents and federal securities laws, Shareholder owns all of such Shares free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, restrictions, charges, proxies and other encumbrances of any nature, and as of the Effective Time shall have no claim against the Company with respect to any of such Shares held by Shareholder.

(c) This Agreement has been duly executed and delivered by such Shareholder.

(d) This Agreement constitutes the valid and binding agreement of such Shareholder, enforceable against Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally, by general equity principles, (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e) The execution and delivery of this Agreement by Shareholder does not, and the performance of this Agreement by Shareholder will not, (i) conflict with or violate any trust agreement or other similar documents relating to any trust of which Shareholder is trustee, (ii) conflict with or violate any law applicable to Shareholder or by which Shareholder or any of Shareholder’s properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any assets of Shareholder, including, without limitation, Shareholder’s Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Shareholder is a party or by which Shareholder or any of Shareholder’s assets is bound or affected.

(f) Until the termination of this Agreement, Shareholder will not take any action that would cause the Company or any Company Subsidiary to be in breach of the Company’s obligations under Section 6.6 of the Merger Agreement; provided, that, the foregoing does not restrict any Shareholder that is a member of the Company’s Board of Trustees from taking any actions in such capacity to the extent permitted by the Merger Agreement.

(g) Shareholder agrees to execute and deliver any additional documents necessary, in the reasonable opinion of Parent, to carry out the purpose and intent of this Agreement.

(h) Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by Shareholder.

Section 5. TERMINATION. This Agreement shall terminate upon the earliest to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with the terms thereof, or (iii) the mutual consent of the parties hereto; provided that no such termination shall relieve any party of liability for a breach hereof prior to termination.

Section 6. EXPENSES. Each party hereto shall be responsible for its own fees and expenses in connection with the entering into of this Agreement.

Section 7. MISCELLANEOUS.

(a) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any other person any rights or remedies hereunder. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

(b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by a Shareholder by operation of Law (including by merger or consolidation) or otherwise without the prior written consent of Parent. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and assigns. Parent may assign this Agreement and its rights hereunder to any entity in which it owns, directly or indirectly, a majority of the voting interests.

(c) The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power, or remedy or to demand such compliance. Each of the parties hereto agrees that it will use its reasonable best efforts to do all things necessary to effectuate this Agreement.

(d) All notices, requests, claims, demands and other communications to be given under this Agreement shall be in writing and shall be deemed given (i) three (3) business days following sending by registered or certified mail, postage prepaid, (ii)

when sent if sent by facsimile; provided, however, that the fax is promptly confirmed by telephone confirmation thereof, (iii) when delivered, if delivered personally to the intended recipient, and (iv) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

If to a Shareholder:	To the address for such Shareholder set forth on Schedule I hereto

If to Parent:	Ventas, Inc.
4360 Brownsboro Road
Suite 115
Louisville, KY 40207-1642
Attention: General Counsel
Facsimile: (502) 357-9050

With a copy to:	Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Thomas M. Cerabino, Esq.
Facsimile: (212) 728-8111

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

(e) This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to the choice of law provisions thereof.

(f) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(g) The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (i) if necessary, a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(h) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedies at law or in equity, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and specific performance of the terms and provisions of this Agreement, subject to the discretion of the court before which any proceeding for such remedy may be brought.

(i) This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

(j) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and paragraph references are to the sections and paragraphs of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

(k) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above.

Ventas, Inc.

By:	/s/ T. Richard Riney
Name: T. Richard Riney
Title: Executive Vice President and General Counsel

SHAREHOLDERS:

/s/ D. Lee McCreary, Jr.
Name: D. Lee McCreary, Jr.

/s/ Michael R. Walker
Name: Michael R. Walker

/s/ James J. Clymer
Name: James J. Clymer

/s/ John G. Foos
Name: John G. Foos

/s/ Edward J. Rodgers
Name: Edward J. Rodgers

/s/ Rodman W. Moorhead III
Name: Rodman W. Moorhead III

/s/ Harold L. Zuber, Jr.
Name: Harold L. Zuber, Jr.

Schedule I

SHAREHOLDERS

Name and Address of Shareholder	Number of Shares Beneficially Owned
D. Lee McCreary, Jr. 110 Stone Tower Lane Wilmington, DE 19803	373,063

Michael R. Walker 2711 Centerville Road Suite 108 Wilmington, DE 19808	316,666

James J. Clymer Key Real Estate LLC 701 East Baltimore Pike Suite A2 Kennett Square, PA 19348	1,000

John G. Foos Independence Blue Cross 1901 Market Street, 45th Floor Philadelphia, PA 19103	37,200

Edward J. Rodgers Merion Investment Partners 700 S. Henderson Rd., Suite 202 King of Prussia, PA 19406	—

Rodman W. Moorhead III Warburg Pincus, LLC 466 Lexington Ave., 11th Floor New York, NY 10017	37,500

Harold L. Zuber, Jr. Telefex, Inc. 155 South Limerick Road Limerick, PA 19468	161,700

Annex A

FORM OF IRREVOCABLE PROXY

By its execution hereof, and in order to secure its obligations under the Voting Agreement (the “Agreement”) of even date herewith among Ventas, Inc, a Delaware corporation (“Parent”), and the individuals and entities listed as “Shareholders” on the signature pages thereof, (each a “Shareholder” and, collectively, the “Shareholders”), the undersigned Shareholder hereby irrevocably constitutes and appoints Parent and its successors and assigns, with full power of substitution and resubstitution, from the date hereof to the termination of the Agreement, as such Shareholder’s true and lawful attorney and proxy (its “Proxy”), for and in such Shareholder’s name, place and stead to vote all of the Shares of such Shareholder as such Shareholder’s Proxy at every annual, special or adjourned meeting of shareholders of Company, and to sign on behalf of such Shareholder (as a Shareholder of Company) any ballot, proxy, consent, certificate or other document relating to Company that law permits or requires, in a manner consistent with Section 1(a) of the Agreement. This Proxy is coupled with interest and Shareholder intends this Proxy to be irrevocable to the fullest extent permitted by law. Shareholder hereby revokes any proxy previously granted by such Shareholder with respect to such Shareholder’s Shares. Capitalized terms used but not defined herein shall have the meaning set forth in the Agreement. Shareholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Parent or any of its nominees, the power to carry out and give effect to the provisions of this Proxy. The Proxy at the earliest to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with the terms thereof, or (iii) the mutual consent of the parties to the Voting Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Irrevocable Proxy this              day of                      , 2003.

SHAREHOLDER:

Name: